Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "First Amendment") is entered into as of March 31, 2014, by and between THE INTERNATIONAL METALS RECLAMATION COMPANY, INC., a Delaware corporation (the "Borrower"), and WELLS FARGO BANK, N. A., a national banking association (the "Bank").

RECITALS

Borrower and Bank entered into that certain Credit Agreement, dated June 24, 2013 ("Credit Agreement"), pursuant to which the Bank extended a revolving line of credit to the Borrower.

Borrower and Lender desire to amend the Credit Agreement to allow for an increase in certain indebtedness.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower, intending to be legally bound, hereby agree as follows:

1.           SECTION 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 23, 2016, not to exceed at any time the aggregate principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00) (the "Line of Credit"), the proceeds of which shall be used to support working capital requirements and general corporate purposes of Borrower.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of even date hereof (the "Line of Credit Note"), all terms of which are incorporated herein by this reference.”

2.           The first paragraph of SECTION 1.4 of the Credit Agreement is deleted in its entirety and replaced with the following:

“As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all of the Borrower's personal property, including but not limited to accounts receivable, inventory, deposit accounts, equipment and general intangibles, subject only to the liens permitted hereunder and the terms and conditions of the INMETCO Intercreditor Agreement (as defined below).”

3.           SECTION 2.12 of the Credit Agreement is deleted in its entirety and replaced with the following:

“SECTION 2.12.      SECURITY INTEREST.  All filings and other actions necessary or desirable to perfect and protect the security interest in the collateral created under the Loan Documents have been duly made or taken and are in full force and effect, and the applicable Loan Documents create in favor of the Bank a valid and, upon such filings and the execution and delivery of the INMETCO Intercreditor Agreement by US Bank, a perfected first priority security interest in the collateral, securing the payment of the indebtedness under this Agreement and the other Loan Documents, subject only to the liens permitted hereunder and the terms and conditions of the INMETCO Intercreditor Agreement, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Borrower is the legal and beneficial owner of such collateral free and clear of any liens, except for the liens and security interests created or permitted under the Loan Documents.”

4.           SECTION 4.10(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a)           Tangible Net Worth of (i) not less than $15 Million at each fiscal quarter-end commencing June 30, 2013 through December 31, 2013, (ii) $13 Million at each fiscal quarter-end commencing March 31, 2014 through June 30, 2014, and (iii) $15 Million for each fiscal quarter-end thereafter, with "Tangible Net Worth" defined as the Borrower’s net worth less any intangible assets less any receivables from, loans or advances to, or investments in, any related entities or individuals.”

5.           Concurrently with the execution and delivery of this Amendment, Borrower shall execute and deliver to Bank an amended and restated revolving line of credit note (the "Amended and Restated  Note"), evidencing the Line of Credit in the principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00) in the form of Exhibit A attached hereto.  Upon receipt by Bank of the Amended and Restated Note, the Revolving Line of Credit Note, dated June 24, 2013, in the original principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00), issued by the Borrower in favor of the Bank (“Original Note”), shall be marked as “amended and restated in its entirety” and returned to the Borrower; the Line of Credit and all accrued and unpaid interest on the Original Note shall thereafter be evidenced by the Amended and Restated Note; and all references to the "Line of Credit Note" in the Credit Agreement and in any documents relating thereto shall thereafter be deemed to refer to the Amended and Restated Note.  Without duplication, the Amended and Restated Note shall in no way extinguish the Borrower's unconditional obligation to repay all indebtedness, including accrued and unpaid interest, evidenced by the Original Note, and such Amended and Restated Note is not intended to constitute an accord and satisfaction, release, waiver, discharge, satisfaction or novation with respect to the obligations evidenced by or arising under such Original Note.  Any and all security agreements, pledge agreements, financing statements, deeds of trust or mortgages, and other documents shall apply to, and all security interests granted to the Bank thereunder shall remain unaffected with respect to, all indebtedness under the Amended and Restated Note to the same extent, validity, security and priority as to indebtedness under the Original Note.

6.           Except as expressly set forth in this First Amendment, all other terms and conditions of the Credit Agreement are hereby ratified, approved and confirmed and shall, as so amended, remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first written above.

THE INTERNATIONAL METALS		WELLS FARGO BANK, N.A.
RECLAMATION COMPANY, INC.

By:	/s/ Robert D. Scherich	By:	/s/ Joseph J Bianchin, III
	Robert D. Scherich,		Joseph J. Bianchin, III,
	Chief Financial Officer		Senior Vice President

GUARANTOR:

Guarantor joins in the execution of this Amendment to (a) evidence its acknowledgment of the provisions of this Amendment, (b) ratify, approve and confirm the representations, warranties, and covenants made by such Guarantor in the Credit Agreement, and (c) to acknowledge and agree that the Credit Agreement, as amended by this Amendment, remains in full force and effect.

HORSEHEAD HOLDING CORP.

By:	/s/ Robert D. Scherich
Robert D. Scherich, Chief Financial Officer

EXHIBIT A

Amended and Restated Revolving Line of Credit Note

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$20,000,000.00	Pittsburgh, Pennsylvania
March 31, 2014

FOR VALUE RECEIVED, the undersigned THE INTERNATIONAL METALS RECLAMATION COMPANY, INC., a Delaware corporation (the "Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank") at its office at Four Gateway Center, 444 Liberty Avenue, Suite 1400, Pittsburgh, Pennsylvania 15222, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE:

This Amended and Restated Revolving Line of Credit Note amends and restates that certain Revolving Line of Credit Note, dated June 24, 2013, in the original principal amount of Fifteen Million and 00/100 Dollars ($15,000,000.00), issued by the Borrower in favor of the Bank (“Original Note”), and this Amended Note is not intended to constitute an accord and satisfaction, release, waiver, discharge, satisfaction or novation with respect to the obligations evidenced by or arising under such Original Note.  The Borrower hereby adopts, affirms, confirms, restates and ratifies the terms and conditions of such Original Note, which is amended and restated by this Amended Note.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Amended and Restated Note shall have the meaning set forth at the place defined:

(a)             "Base Rate" means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above the Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b)             "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by law to close.

(c)             "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d)             "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e)             "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1) month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Amended and Restated Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand and 00/100 Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(f)             "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)           "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo Bank for expected changes in such reserve percentage during the applicable term of this Amended and Restated Note.

(g)             "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a)           Interest.  The outstanding principal balance of this Amended and Restated Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed), depending upon the option selected by the Borrower, either (i) at a fluctuating rate per annum equal to the Base Rate in effect from time to time, (ii) at a fluctuating rate per annum determined by Bank to be two percent (2.00%) above the Daily One Month LIBOR in effect from time to time, or (iii) at a fixed rate per annum determined by Bank to be two percent (2.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term.  When interest is determined in relation to the Base Rate or the Daily One Month LIBOR, as applicable, each such change in the Base Rate or Daily One Month LIBOR, as the case may be, shall become effective on the date each such Base Rate or Daily One Month LIBOR change is announced within Bank.  With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Amended and Restated Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)           Selection of Interest Rate Options.  At any time any portion of this Amended and Restated Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof, depending upon the option selected by the Borrower, bears interest determined in relation to the Base Rate, to the Daily One Month LIBOR or to LIBOR for a new Fixed Rate Term designated by Borrower.  At any time any portion of this Amended and Restated Note bears interest determined in relation to the Base Rate or to Daily One Month LIBOR, the Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by the Borrower.  At any time any portion of this Amended and Restated Note bears interest determined in relation to the Base Rate, the Borrower may convert all or a portion thereof so that it bears interest determined in relation to Daily One-Month LIBOR.  At any time any portion of this Amended and Restated Note bears interest determined in relation to Daily One-Month LIBOR, the Borrower may convert all or a portion thereof so that it bears interest determined in relation to the Base Rate.  At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate.  If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c)           Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)           Payment of Interest.  Interest accrued on this Amended and Restated Note shall be payable on the first (1st) day of each month, commencing August 1, 2013.

(e)           Default Interest.  From and after the maturity date of this Amended and Restated Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Amended and Restated Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Amended and Restated Note.

BORROWING AND REPAYMENT:

(a)           Borrowing and Repayment.  Borrower may from time to time during the term of this Amended and Restated Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Amended and Restated Note and of any document executed in connection with or governing this Amended and Restated Note; provided however, that the total outstanding borrowings under this Amended and Restated Note shall not at any time exceed the principal amount stated above.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Amended and Restated Note shall be due and payable in full on June 23, 2016.

(b)           Advances.  Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) the Chief Executive Officer and President, the Chief Executive Officer, the President, the Chief Financial Officer, or the Controller of the Borrower, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)           Application of Payments.  Each payment made on this Amended and Restated Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.  All payments credited to principal shall be applied first, to the outstanding principal balance of this Amended and Restated Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Amended and Restated Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a)           Base Rate.  Borrower may prepay principal on any portion of this Amended and Restated Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b)           LIBOR.  Borrower may prepay principal on any portion of this Amended and Restated Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Amended and Restated Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Amended and Restated Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)
Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)
Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four  percent (4.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:

This Amended and Restated Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank, dated as of even date hereof, as amended from time to time (the "Credit Agreement").  This Amended and Restated Note is secured by, and is entitled to the benefits of the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) as each of them may be amended, modified or supplemented from time to time.  Any default in the payment or performance of any obligation under this Amended and Restated Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Amended and Restated Note.

MISCELLANEOUS:

(a)           Remedies.  Upon the occurrence of any Event of Default, the holder of this Amended and Restated Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Amended and Restated Note, and the prosecution or defense of any action in any way related to this Amended and Restated Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)           Governing Law.  This Amended and Restated Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c)           Business Purpose.  Borrower represents and warrants that all loans evidenced by this Amended and Restated Note are for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

(d)           WARRANT OF ATTORNEY TO CONFESS JUDGMENT.  BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD, FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER FOR SUCH SUMS AS ARE DUE AND/OR MAY BECOME DUE UNDER THIS NOTE, WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE AMOUNT OF SUCH JUDGMENT, BUT NOT LESS THAN TEN THOUSAND DOLLARS ($10,000.00), ADDED FOR ATTORNEYS’ COLLECTION FEES.  TO THE EXTENT PERMITTED BY LAW, BORROWER RELEASES ALL ERRORS IN SUCH PROCEEDINGS.  IF A COPY OF THIS NOTE, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF THE HOLDER OF THIS NOTE SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL NOTE AS A WARRANT OF ATTORNEY.  THE AUTHORITY AND POWER TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF AND MAY BE EXERCISED AS OFTEN AS THE HOLDER SHALL FIND IT NECESSARY AND DESIRABLE AND THIS NOTE SHALL BE A SUFFICIENT WARRANT THEREFORE.  THE HOLDER HEREOF MAY CONFESS ONE OR MORE JUDGMENTS IN THE SAME OR DIFFERENT JURISDICTIONS FOR ALL OR ANY PART OF THE AMOUNT OWING HEREUNDER, WITHOUT REGARD TO WHETHER JUDGMENT HAS THERETOFORE BEEN CONFESSED ON MORE THAN ONE OCCASION FOR THE SAME AMOUNT.  IN THE EVENT ANY JUDGMENT CONFESSED AGAINST BORROWER HEREUNDER IS STRICKEN OR OPENED UPON APPLICATION BY OR ON BORROWER’S BEHALF FOR ANY REASON, THE HOLDER IS HEREBY AUTHORIZED AND EMPOWERED TO AGAIN APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER FOR ANY PART OR ALL OF THE AMOUNTS OWING HEREUNDER, AS PROVIDED FOR HEREIN, IF DOING SO WILL CURE ANY ERRORS OR DEFECTS IN SUCH PRIOR PROCEEDINGS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Revolving Line of Credit Note as of the date first written above.

ATTEST:	THE INTERNATIONAL METALS
RECLAMATION COMPANY, INC

/s/ Gary Whitaker	/s/ Robert D Scherich	(Seal)
Gary Whitaker, Secretary	Robert D. Scherich,
Chief Financial Officer

[Signature page to Amended and Restated Revolving Line of Credit Note]